EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-157256) and on Form S-8 (Nos. 333-16643 and 333-163948) of OmniReliant Holdings, Inc. of our report dated October 13, 2010, with respect to the consolidated financial statements of OmniReliant Holdings, Inc. as of June 30, 2010 and 2009,  incorporated by reference in this Annual Report on Form 10-K of OmniReliant Holdings, Inc. as of and for the year ended June 30, 2010.

/s/ Meeks International, LLC
Meeks International, LLC

Tampa, Florida
October 13, 2010